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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K



                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                        March 24, 1998 (March 20, 1998)


                          Commission File No. 0-11772
                                              -------

                             NU-TECH BIO-MED, INC.
                             ---------------------
             (Exact name of registrant as specified in its charter)


           Delaware                                   25-1411971
           --------                                   ----------
(State or other jurisdiction of             (IRS Employer Identification No.)
incorporation of organization)


476 Main Street, Suite 3-DFL, Wakefield, Rhode Island           02879
-----------------------------------------------------           -----
(Address of principal executive offices)                      (Zip Code)


       Registrant's telephone number, including area code: (401) 789-9995


                          ----------------------------


         (Former name or former address, if changed since last report.)





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ITEM 5.         OTHER EVENTS
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        On March 20, 1998, the Company completed a secured loan transaction, pursuant to which it borrowed the sum of $250,000 from Erica Jesselson (the "Loan"). The Loan is secured by a pledge of 125,000 shares of Common Stock owned by the Company in Physicians Clinical Laboratory, Inc. ("PCL") (the "Pledged Shares"). The Pledged Shares represent 5% of the total number of shares of PCL issued and outstanding, or 9.5% of the Company's holdings in PCL. The Loan bears interest at the rate of 10% per annum and is due on the earlier of 13 months following the date of the Loan or five days following the closing of a private placement by the Company of any of its securities in which the Company realizes gross proceeds of not less than $1,800,000. In consideration for the Loan, and subject to obtaining stockholder approval of a contemplated reverse split of the Company's Common Stock, the Company has agreed to issue to the lender warrants to purchase 44,000 shares (stated on a post-reverse split basis) of the Company's Common Stock at an exercise price equal to the lower of the closing bid price for the Common Stock on the first business day following the effective date of the reverse split or the price at which the Common Stock is sold in a private placement which is consummated prior to the due date of the Loan. In addition, the Company has agreed to reduce, following the contemplated reverse split, the exercise price of warrants previously issued to an affiliate of the lender (and which are currently exercisable for an aggregate of 100,000 pre-reverse split shares of Common Stock at an exercise price of $11.50 per share) to a price equal to the exercise price of the warrants to be issued to the lender in connection with the Loan.






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                                   SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.



                                                NU-TECH BIO-MED, INC.

                                            By: /s/ J. Marvin Feigenbaum
                                                ------------------------
                                                J. Marvin Feigenbaum
                                                Chairman of the Board,
                                                President, Chief Executive
                                                and Chief Financial Officer

Dated:  March 24, 1998






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